Exhibit 10.12

2023.2

Horn Enterprise Co., Ltd. (Entrust)

Kaohsiung Medical University Chung-Ho Memorial Hospital

Agreement on Cooperation in Cloud Health Management and Nursing Care Services

Agreement on Cooperation in Cloud Health Management and Nursing Care Services

Between Horn Enterprise Co., Ltd. (Entrust) and Kaohsiung Medical University Chung-Ho Memorial Hospital

The Agreement is concluded on February 1, 2023

By and between

Kaohsiung Medical University Chung-Ho Memorial Hospital (hereinafter referred to as “Party A”), a consortium legal person, located at No.100 Ziyou No.1 Road, Sanmin District, Kaohsiung City.

Horn Enterprise Co., Ltd. (hereinafter referred to as “Party B”), located at 7/F, Building 14, No.597 Jiuru No.2 Road, Sanmin District, Kaohsiung City.

Based on the principle of mutual benefit, the parties agree to enter into the Agreement on the matters relating to cooperation in [cloud health management and nursing care services], with the terms and conditions as follows:

Article 1: Purpose and Project of Cooperation

The parties have developed the program of [cloud health management and nursing care services] to promote and implement the optimization method of medical and health care for the public, improve the well-being of the public, and extend the comprehensive effect of medical services provided by medical institutions. The parties will cooperate in promoting the development of cloud health management and nursing care services. The cooperation project is as follows:

I.	Regarding the cooperation program of [cloud health management and nursing care services], Party A shall be responsible for implementing the service items of “cloud health management and nursing care services” [see Appendix I] for the service object of the program. Party B shall be responsible for market and customer development and marketing of the program; Party B shall provide Party A with the [cloud health management system] and the corresponding devices and devices, and shall be responsible for the maintenance and update of the device system, software and hardware, except in the case of improper use by Party A. Party B shall handle the business related to other non-service items [see Appendix I] such as providing devices, maintenance and update and charging of the service object of the program.

II.	The [cloud health management system] provided by Party B is authorized for use by Party A. The Agreement does not constitute any express or implied authorization of the intellectual property right related to the [cloud health management system]. In addition to the cooperation project, if Party A needs Party B’s assistance in building other software and hardware facilities related to cloud health management, such as devices, technology and research database, and conducting industry-university cooperative research and development to strengthen ethnic health care planning and other projects, Party B shall assist and cooperate therein, provided that the parties shall separately agree on the mode and details of cooperation and sign a written agreement.

III.	Party B shall separately sign a service agreement on [cloud health management and nursing care services] with the service object of the program, and provide the supply measurement devices of the service items of [cloud health management and nursing care services] [see Appendix I] and the service items of the service program [see Appendix II].

Article 2: Term

The Agreement shall be valid from February 1, 2023 to January 31, 2024. If, 3 months before the expiration of the Agreement, neither party gives a written notice of not renewing the Agreement to the other party, the Agreement shall be automatically extended for one year on the same terms and conditions, and likewise thereafter.

Article 3: Service Object

For the purpose of the Agreement, the service object of the program refers to the person who applies for and uses [cloud health management and nursing care services] upon approval by the parties after the parties jointly receive the case and the login of the case received is completed.

Article 4: Application for and Termination of Services

I.	The service object of the program during the validity period of the Agreement can use the content of the service agreement signed.

II.	The parties agree that the initial date of services shall be the day following the date when the service object of the program confirms and prove the purchase of services and the installment of devices without error.

III.	If the service object of the program proposes to terminate services, or terminates [cloud health management and nursing care services] with Party B due to transfer to a long-term care institution, death or other reasons, Party B shall notify Party A upon confirmation of the termination of services, and the parties agree that the termination date of services shall be subject to that set forth in the application for termination of services [see Appendix III] received by Party B.

Article 5: Service Items and Contents

I.	Party B shall independently sign an agreement on services with the service object of the program; Party B shall send its personnel to the place designated by the service object of the program to install service devices, and Party A shall provide the service object of the program with consultation and assistance services related to health care listed in the following table [see Appendix I] through the Internet and information and communication technologies.

II.	For the item contents of cloud health management and nursing care services, see [Appendix I].

III.	The services provided by Party A are only consultation and management services related to health care of the service object of the program, excluding [medical diagnosis] and [treatment services], and the advice content of consultation services shall not replace the advice content of the doctor of the service object of the program, and shall be used for reference only. In performing consultation and management services during the service period, Party A shall only provide advice based on the information at the time, but the advice of consultation services shall not replace the medical treatment, and if the service object of the program has uncomfortable symptoms, he/she shall still voluntarily seek medical treatment to avoid delay in the treatment of the disease.

IV.	The service object of the program shall bear personal health risks. Regarding the use of services under the program, Party B shall voluntarily disclose to the service object of the program or main caregiver thereof that the services under the program do not provide any express or implied guarantee that the service object of the program will be free from the possibility of illness or death.

Article 6: Expenses Related to Service Devices and Other Consumables

When the service object of the program applies for the use of services, the required service devices and consumables and related expenses shall be agreed upon by Party B and the service object of the program at the time of signing an agreement.

Article 7: Calculation of Service Fees

I.	Party B shall be responsible for collecting service fees from the service object of the program when he/she applies for using the services under the program.

II.	Party B shall also take the initiative to notify Party A of any change in the service fees collected from the service object of the program, and the parties shall separately negotiate and sign a written agreement.

Article 8: Payment Mechanism for Service Fees and Entrusted Management Fees

I.	The parties shall jointly establish the payment mechanism mentioned in this article to meet health care needs of the service object of the program.

II.	Payment mechanism for signing fees, management fees and profit distribution:

(I)	[Signing fees] of each cooperative institution shall be NTD$50,000 per year, which shall be remitted to the transaction account designated by Party A within 1 month after signing the agreement (or within 1 month from the date of notification by Party A) to complete the payment procedures.

(II)	Monthly [management fees] are determined according to the business volume: if the partner receives less than 200 cases, management fees are NTD$ 100 per person per month; if 201-500 cases, NTD$ 90 per person per month; if 501-1,000 cases, NTD$ 85 per person per month; if 1,001 cases or more, NTD$ 80 per person per month. The payment method is detailed in [Article 9]. If monthly management fees are less than NTD$20,000, monthly management fees will be calculated at NTD$20,000 as the minimum.

(III)	The profit distribution, as shown in the following [Table I] and [Table II], shall be paid after the completion of login of the case. The payment method is detailed in [Article 9].

(IV)	If Party B fails to pay the above signing fees, management fees and profit distribution within the payment period (if the last day of the payment period falls on a weekday holiday, the payment may be postponed to the next day), Party A shall calculate the liquidated damages for overdue payment with the calculation method for liquidated damages for overdue payment and notify Party B, and Party B shall make payment within the time limit specified by Party A. If the overdue period is more than 15 days, Party B may terminate services.

(V)	Calculation methods for liquidated damages for overdue payment and punitive liquidated damages:

1.	In case of overdue payment of each installment, liquidated damages for overdue payment shall be additionally collected in accordance with the following provisions:

(1)	If the overdue period is less than one month, 2% of the outstanding amount shall be collected additionally.

(2)	If the overdue period is more than one month but less than two months, 4% of the outstanding amount shall be collected additionally.

(3)	If the overdue period is more than two months but less than three months, 8% of the outstanding amount shall be collected additionally.

(4)	If the overdue period is more than three months, 10% of the outstanding amount shall be collected additionally.

[Table I]

Program name	Program expenses (including tax)	Membership after one year Renewal price (including tax)	Profit distribution paid by Party B to Party A (including tax)
Care and health statement program	NTD$1,800 only	NTD$1,620 only	NTD$ 800 only
Care program	NTD$1,000 only	NTD$900 only	NTD$ 500 only
Consultation program	NTD$500 only	NTD$450 only	NTD$ 200 only

[Table II]

Program name	Program expenses Annual fees (including tax) paid in a lump sum	Promotion method (member source)	Profit distribution paid by Party B to Party A (including tax)
Watch& Consultation program	NTD$9,990 only	Promotion by Docter	NTD$ 2,400 only
Watch& Consultation program	NTD$9,990 only	Kaohsiung Medical University Chung-Ho Memorial Hospital	NTD$ 4,000 only

III.	Identification of login: The login shall be deemed to be completed after the service object of the program confirms the purchase of services (devices) from Party B or signs the member consent and personal consent to cloud health management and nursing care services and pays the first installment of service fees.

Article 9: Entrusted Management and Payment Method for Profit Distribution

I.	The parties shall jointly determine the payment method mentioned in this article to meet health care needs of the service object of the program.

II.	Party B shall settle the cases with the completed login at the end of each month, and provide the list and amount to Party A for confirmation before the 10th day of the following month. Party A shall, after confirmation, issue an invoice to Party B for payment. Party B shall, within one month upon receipt of the invoice, remit the payment to the transaction account designated by Party A to complete the payment procedures.

Designated account: Sanmin Branch of First Bank 70450145000

Account name: Kaohsiung Medical University Chung-Ho Memorial Hospital as consortium legal person

Article 10:

Confidentiality

I.	The parties understand that each party’s information, business network, identification information of service providers, list of [service objects of the program] or relevant information required for the provision of services are business secrets, confidential information and important assets of the party; unless otherwise stipulated by laws or with the consent of the service object of the program, the foregoing information shall not be used beyond the scope necessary for the execution of the Agreement, and shall not be copied, duplicated, or disclosed to any third party in any form or the personal information obtained or held shall not be disclosed, or transferred, assigned or disposed of in any way, except where the foregoing information has been disclosed.

II.	Either party shall be responsible for causing its employees, agents, users or performance assistants to jointly comply with the aforementioned confidentiality obligations. In case of any breach of the aforementioned confidentiality obligations, either party shall jointly and severally bear all relevant legal liability and liability for damage to the other party with the actor.

III.	This article shall survive the expiration of the validity period or termination or rescission of the Agreement.

Article 11: Exclusions

I.	If services cannot be performed smoothly due to the use of the service object of the program, force majeure such as natural disasters, wars, civil strife and terrorist activities or other factors beyond the control of Party B, the parties shall not bear the relevant liability, provided that Party B shall still distribute the fees already collected to Party A in accordance with provisions.

II.	If services cannot be performed smoothly due to the service object of the program, telecommunications service providers, and ISP (Internet service provider) service providers, the parties shall not bear the relevant liability, provided that Party B shall still distribute the fees already collected to Party A in accordance with provisions.

III.	The transmission of service information is signal collection and transmission through the [Gateway] (Gateway), personal mobile phone or personal tablet computer. If services cannot be performed smoothly due to the [Gateway] (Gateway), personal mobile phone or personal tablet computer, the parties shall not bear the relevant liability, provided that Party B shall still distribute the fees already collected to Party A in accordance with provisions.

Article 12: Use of Name

The parties may use the marketing, product sales, customer development and other activities related to the business of the project under the Agreement in the announcement on the official website or marketing advertisements in line with the contents of the Agreement. If the name or trademark of the other party or its personnel needs to be used, the use and use method shall be subject to the written (including email) consent of the other party in advance.

Article 13: Termination

I.	The parties agree that to protect the right of the service object of the program to use services, during the validity period of the Agreement, neither party shall arbitrarily terminate the Agreement in advance, except under the circumstances stipulated in Paragraph 2 of this article.

II.	The parties agree that during the validity period of the Agreement, a party may terminate the Agreement immediately after giving a written notice to the other party if the other party falls under any of the following circumstances:

(I)	Bankruptcy, liquidation, dissolution, reorganization or cessation of business; a party to the Agreement or creditor applies to the court or the chamber of commerce or the competent authority for bankruptcy, liquidation, dissolution, reorganization or cessation of business of the other party.

(II)	Either party breaches or fails to perform any provision of the Agreement, and the cause of such breach or failure cannot be corrected; or correction is carried out, but not within the time limit for correction required by the other party in written form.

(III)	The performance of the Agreement is suspended or prohibited based on any applicable regulations or requirements of the competent authority.

(IV)	The location of the company of either party or the location of its head office is involved in a war, whether declared or not, due to the hostile act of another country, or part or all of the territory is occupied.

(V)	Either party’s violation of Article 12 or either party’s conduct damaging the reputation of the other party is confirmed through legal formalities.

III.	To protect the rights and interests of the service object of the program, Party B shall notify the service object of the program in writing upon termination of the cooperation between the parties.

Article 14: Liability for Breach

I.	The parties agree that if a party breaches the Agreement due to its own reason, causing damages to the other party (not limited to the termination of the Agreement), the party shall bear all the liability for damage to the other party and the corresponding legal liability.

II.	If the breach causes the liability for damage to the service object of the program or the third party, the breaching party agrees to bear the ultimate liability for damage and the corresponding legal liability.

Article 15: Relationship between the Parties

I.	Except as otherwise provided by laws or the Agreement, no employment, subordination, partnership or similar relationship will be established between the parties as a result of signing of the Agreement, and neither party shall have any obligation or right in respect of the other party’s business operation.

II.	Except with the written consent of the other party, neither party has the right to perform any obligation on behalf of the other party, or make any undertaking or incur any debt on behalf of the other party.

III.	The rights and obligations hereunder shall be exclusive to the parties. Without the prior written consent of the other party, neither party shall assign or otherwise transfer to or inform any third party of its rights and obligations hereunder in part or in whole.

Article 16: Modification

I.	The relevant appendices to the Agreement shall be regarded as part of the Agreement and have the same effect as the Agreement.

II.	The waiver, restriction, transfer, addition, deletion, amendment or modification of all rights and obligations hereunder shall be signed by the legally authorized representatives of the parties in written form.

III.	In case of matters not covered in the Agreement, the Agreement may be modified with consent of the parties.

Article 17: Patent Declaration

The services and software and hardware devices provided by Party B have not infringed patent rights of others, and Party B is willing to bear all legal liability in case of infringement.

Article 18: Interpretation and Court of Jurisdiction

I.	The interpretation of the Agreement shall be governed by the laws of the Republic of China. In case of any doubt about the interpretation of the Agreement, affecting the performance of the Agreement, the parties agree to settle the matter through negotiation in good faith.

II.	In case of any dispute arising out of the Agreement, the parties agree that the Kaohsiung District Court of Taiwan shall be the court of first instance.

Article 19: Counterparts

The Agreement is made in duplicate, one copy for each party.

(No text below)

[Appendix I] List of Service Items of Cloud Health Management and Nursing Care

Service item	Service content
Remote physiological measurement data recording	A service recipient’s physiological measurement data measured by physiological measurement devices will be transmitted the service center of Party B’s cooperative institution via the communication network. The nurse on duty in the service center of Party B’s cooperative institution will monitor the changes in physiological data of the service recipient 24 hours a day.
Call for attention in case of abnormal physiological measurement	In case of any abnormality in physiological data measurement, the nurse on duty in the service center of Party B’s cooperative institution will take the initiative to call the relevant service recipient and provide timely consultation and online assistance.
24-hour proactive reminder for non-measurement	If the service center of Party B’s cooperative institution does not receive the physiological data of a service recipient for more than 24 hours, the nurse on duty in the service center of Party B’s cooperative institution will take the initiative to remind the service recipient or the main caregiver of the service recipient.
Regularly sending personal health management information report Sending health education information via APP	The nurses in the service center of Party B’s cooperative institutions will provide health management information charts and individual health education for service recipients every month, so that service recipients and their main caregiver can understand physiological changes, medication status, and diet status, conduct health assessment and consultation, or send health education information via the (Docter) APP.
24-hour professional consultation	If a service recipient has health-related problems, he/she may call the consultation hotline of Party B’s cooperative institution, and nurses or pharmacists on duty in the service center of Party B’s cooperative institution will provide health education information.

*	Note: There are different packages of health care services programs consisting of all or some of the above services in the table below. Horn Enterprise Co., Ltd. reserves the right to adjust the content.

[Appendix II]

Supply Measurement Devices and Service Contents of Service Items _ Table 1

Membership program	Devices and services provided by Horn Enterprise Co., Ltd.	Services provided by Remote Health Care Center of Kaohsiung Medical University Chung-Ho Memorial Hospital (“KMUH”)	Monthly fees (NTD$)	Payment to KMUH (NTD$)
Care & Statement Program	Devices: Need to pay a deposit of NTD$2,000 for the devices. Include 1 Microlife BP A6 BT Bluetooth Blood Pressure Monitor. (Optional) Additional pay: NTD$1,500 _ Upgrade to Quanjiabao-brand blood pressure monitor NTD$6,990 _ Provide 1 DocterWatch for free Services: 1. Provide the APP ▪ APP notice of abnormality in physiological data ▪ APP care alert for 24- hour no measurement	1. Remote physiological measurement data recording 2. Call for attention in case of abnormal physiological measurement 3. 24-hour proactive reminder for non-measurement 4. 24-hour professional consultation by telephone 5. Regularly sending personal health management information report 6. Sending monthly health education notifications via APP	1,800	800

Care Program	Devices: Need to pay a deposit of NTD$2,000 for the device. Include 1 Microlife BP A6 BT Bluetooth Blood Pressure Monitor. (Optional) Additional pay: NTD$1,500 _ Upgrade to Quanjiabao-brand blood pressure monitor NTD$6,990 _ Provide 1 DocterWatch for free Services: 1. Provide the APP ■ APP notice of abnormality in physiological data ■ APP care alert for 24-hour no measurement	1. Remote physiological measurement data recording 2. Call for attention in case of abnormal physiological measurement 3. 24-hour professional consultation by telephone 4. Sending monthly health education notifications via APP	1,000	500
Consultation Program	Devices: Additional pay: NTD$6,990 _ Provide 1 DocterWatch for free Services: 1. Provide the APP	1. 24-hour professional consultation by telephone 2. Sending monthly health education notifications via APP	500	200

Supply Measurement Devices and Service Contents of Service Items _ Table 2

Membership program	Devices and services provided by Horn Enterprise Co., Ltd.	Services provided by Remote Health Care Center of Kaohsiung Medical University Chung-Ho Memorial Hospital (“KMUH”)	Annual fees Paid in a lump sum	Promotion method (member source)	Payment to KMUH (NTD$)
Watch & Consultation Program	Devices: 1 DocterWatch Services: Provide the APP	1. 24-hour professional consultation by telephone 2. Sending monthly health education notifications via APP	9,990	Docter	2,400
				KMUH	4,000

Physiological measurement devices and recorders are as follows (provided according to different programs or at one’s own expense):

Devices provided	Devices provided
DocterWatch Health record watch Calling for help/fall/continuous monitoring (market price: NTD$ 9,990)	Quanjiabao-brand Blood Pressure Monitor Atrial fibrillation Arrhythmia detection (market price: NTD$4,990)
Microlife BP A6 BT Bluetooth Blood Pressure Monitor (Atrial fibrillation detection) (market price: NTD$3,990)	TYSON HS100-B Bluetooth Glucometer Purchase 2 bottles of test papers (NTD$1,600) Rent the glucometer for free
★ The physiological measurement devices provided by Horn meets the needs of health care services in the market. Horn reserves the right to adjust and upgrade the devices.

[Appendix III] Application for Termination of Services

Application for Termination of Cloud Health Management and Nursing Care Service of Horn Enterprise Co., Ltd.

Member’s name	Member’s account
Name of applicant	Relationship with the applicant
Termination date of services
Reason for termination of services
Check by the applicant	Check by personnel of Docter/Remote Care Center of KMUH
□ Deposit _______ has been returned □ Prepaid service fees _______ have been returned □ NTD$ _____ of deducted deposit ______ has been returned □ Others ________________________

□      Devices been returned (the details of devices are as follows)

□      BLE Gateway signal bridge

□      Tablet

□      Mobile phone

□      Microlife BP A6 BT Bluetooth blood pressure monitor

□      Quanjiabao-brand blood pressure monitor

□      Others _______

□      The above devices may not be returned as the deposit is deducted

Notes:
Check date:	Check date:
Signature of applicant: _____________________	Signature of personnel of Docter/Remote Care Center of KMUH: ____________________